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                                                                   EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

Group Maintenance America Corp.

  We consent to the incorporation by reference in the registration statements (No. 333-41749, No. 333-41751, No. 333-58651 and No. 333-60537 and GroupMAC
Savings Plan) on Form S-8 of Group Maintenance America Corp. of our report dated August 7, 1997, except for Notes 2 and 11, as to which the date is August 18, 1997 with respect to the consolidated financial statements of MacDonald-Miller Industries, Inc. as of December 31, 1995, 1996, and June 30, 1997, and for each of the three years ended December 31, 1996 and the six month period ended June 30, 1997, appearing in this Form 8-K of Group Maintenance America Corp.

MOSS-ADAMS LLP

Seattle, Washington
December 22, 1998